TECNOGLASS reports FIRST QUARTER 2017 RESULTS And REAFFIRMS Full Year 2017 Outlook

- Total Revenues Up 3% to Record $65.8 Million -

- Backlog Increased to $474 Million Through Organic Expansion and Acquisition of GM&P -

- Announces 12% Increase in Quarterly Dividend Beginning in Third Quarter of 2017 -

First Quarter 2017 Highlights

●	Total revenues of $65.8 million

●	Net income of $1.0 million

●	Adjusted EBITDA[1] of $13.7 million

●	Enhanced vertical integration through acquisition of Giovanni Monti and Partners Consulting and Glazing Contractors, Inc. (“GM&P”), a Florida-based commercial consulting, glazing and engineering company, specializing in windows and doors for commercial contractors. Opened branch in West Coast to service new market opportunities

●	Initiated first phase of 12 megawatt solar panel installation project at manufacturing facility in Barranquilla, Colombia, which is expected to provide energy cost and tax savings

●	Opened sales branch in Pordenone, Italy to serve the Company’s newly started operations in the Europe and Middle East regions

BARRANQUILLA, Colombia – May 12, 2017 – Tecnoglass, Inc. (NASDAQ: TGLS) (“Tecnoglass” or the “Company”), a leading manufacturer of architectural glass, windows, and associated aluminum products for the global commercial and residential construction industries, today reported financial results for the first quarter ended March 31, 2017

José Manuel Daes, Chief Executive Officer of Tecnoglass, commented, “Since the beginning of 2017, we have further enhanced our multi-market leadership positions and situated our business for another year of outpaced growth on our highly efficient, low-cost operations. Our GM&P acquisition is off to a great start with first quarter 2017 sales improvement reflecting our significantly strengthened and vertically integrated U.S presence. Acquired revenue more than offset delayed starts on certain projects in our legacy portfolio, which we now expect to deliver later in the year as we had previously indicated. Longer lead times combined with healthy bidding activity in key markets contributed to our legacy backlog increasing to $424 million, up $28 million compared to the fourth quarter of 2016. Additionally, our recent entry into the Europe and Middle East regions now grants us access to a number of well performing markets where we have already begun to develop sound relationships and gain acceptance for our innovative products. Overall, we are encouraged by the very sturdy foundation we continue to build for Tecnoglass, which supports our unchanged outlook for 2017.”

Christian Daes, Chief Operating Officer of Tecnoglass, added, “Our strategic footprint, superior product designs and commitment to operational excellence continue to produce industry-leading margins in our business. This success has also been augmented by high-return projects focused on innovation, productivity and capacity expansion. Our recently initiated multi-year investment to convert a portion of our energy needs to solar should reduce our natural gas needs by over 20% over the next several years as well as providing tax incentives for the years to come. On the product side, we continue to ramp up our residential offerings to diversify our end market exposure. We ended the quarter with ample capital to continue reinvesting in our business following two straight quarters of stronger cash flow generation. We will continue to focus on advancing our lean manufacturing initiatives and improving working capital metrics on our largely built out plant network as we prepare for the next chapter of our growth.”

1 Adjusted net income and Adjusted EBITDA in both periods are reconciled in the table below

First Quarter 2017 Results

Total revenues for the first quarter 2017 increased 3.1% to $65.8 million compared to $63.9 million in the prior year quarter. US revenues grew 15.4% to $46.3 million compared to $40.2 million in the prior year quarter, partially due to the acquisition of GM&P which contributed one month of sales to consolidated results that more than offset delayed starts on three large projects in backlog. Colombia revenue, a majority of which is represented by long-term contracts priced in Colombian Pesos (COP), was $16.4 million on a local currency basis in the first quarter 2017 compared to $18.6 million, primarily due to delayed construction projects. A favorable foreign currency impact this quarter resulted in reported Colombia revenues being impacted by 11.6% compared to the prior year quarter.

Gross profit was $22.3 million, representing a 33.8% gross margin, compared to $24.7 million, representing a 38.7% gross margin, in the prior year quarter. The gross margin difference was primarily due to a higher mix of engineering and installation revenues attributable to GM&P project activity, additional D&A resulting from the robust growth capex program finalized in 2016 and higher direct labor costs. Operating expenses were $15.4 million compared to $12.9 million in the prior year quarter. As a percent of total revenue, operating expenses were 23.4% compared to 20.3% in the prior year quarter, mainly attributable to higher fixed costs during the seasonally lightest revenue quarter to support future growth. Operating income was $6.9 million compared to $11.7 million in the prior year quarter as a result of the aforementioned factors.

Net income was $1.0 million, or a $0.03 per diluted share, compared to $14.4 million, or $0.46 per diluted share in the prior year quarter. Adjusted net income1, as reconciled in the table below, was $3.6 million, or $0.10 per diluted share, compared to $4.7 million, or $0.15 per diluted share, in the prior year quarter.

Adjusted EBITDA1, as reconciled in the table below, was $13.7 million, compared to $16.1 million in the prior year quarter.

Dividend

The Company’s declared regular quarterly dividend of $0.125 per share for the first quarter 2017 was paid on April 28, 2017, to shareholders of record at the close of business on March 31, 2017, in the form of cash or ordinary shares, based on the option of shareholders. The Company’s declared regular quarterly dividend of $0.125 per share for the second quarter of 2017 will be payable on July 28, 2017 to shareholders of record as of the close of business on June 30, 2017.

Commencing with the quarterly dividend payable for the third quarter of 2017 through the dividend payable for the second quarter of 2018, the dividend will be increased by 12% to $0.14 per share, or $0.56 per share on an annual basis. The quarterly dividend of $0.14 per share for the third quarter of 2017 will be payable to shareholders of record as of the close of business on September 29, 2017.

Full Year 2017 Outlook

For the full year 2017, the Company continues to expect revenues to grow to a range of $360 million to $390 million compared to $305 million in the prior year. The Company continues to expect Adjusted EBITDA1 to increase to a range of $82 million to $90 million, mainly as a result of higher revenues, which are expected to grow sequentially over the remainder of the year.

Conference Call

Management will host a conference call on Friday, May 12, 2017 at 10:00 a.m. eastern time (9:00 a.m. Bogota, Colombia time) to review the Company’s results. The conference call will be broadcast live over the Internet. Additionally, a slide presentation will accompany the conference call. To listen to the call and view the slides, please visit the Investor Relations section of Tecnoglass’ website at www.tecnoglass.com. Please go to the website at least 15 minutes early to register, download and install any necessary audio software. To participate by telephone, please dial:

●	(877) 705-6003 (Domestic)

●	(201) 493-6725 (International)

If you are unable to listen live, a replay of the conference call will be archived on the website. You may also access the conference call playback by dialing (844) 512-2921 (Domestic) or (412) 317-6671 (International) and entering pass code: 13660535 through August 12, 2017.

About Tecnoglass

Tecnoglass Inc. is a leading manufacturer of architectural glass, windows, and associated aluminum products for the global commercial and residential construction industries. Tecnoglass is the #1 architectural glass transformation company in Latin America and the second largest glass fabricator serving the United States. Headquartered in Barranquilla, Colombia, the Company operates out of a 2.7 million square foot vertically-integrated, state-of-the-art manufacturing complex that provides easy access to the Americas, the Caribbean, and the Pacific. Tecnoglass supplies more than 900 customers in North, Central and South America, with the United States accounting for approximately 62% of revenues in 2016. Tecnoglass’ tailored, high-end products are found on some of the world’s most distinctive properties, including the El Dorado Airport (Bogota), Imbanaco Medical Center (Cali), Trump Plaza (Panama), Trump Tower (Miami), and The Woodlands (Houston). For more information, please visit www.tecnoglass.com or view our corporate video at https://vimeo.com/134429998.

Forward Looking Statements

This press release includes certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding future financial performance, future growth and future acquisitions. These statements are based on Tecnoglass’ current expectations or beliefs and are subject to uncertainty and changes in circumstances. Actual results may vary materially from those expressed or implied by the statements herein due to changes in economic, business, competitive and/or regulatory factors, and other risks and uncertainties affecting the operation of Tecnoglass’ business. These risks, uncertainties and contingencies are indicated from time to time in Tecnoglass’ filings with the Securities and Exchange Commission. The information set forth herein should be read in light of such risks. Further, investors should keep in mind that Tecnoglass’ financial results in any particular period may not be indicative of future results. Additionally, Tecnoglass’ financial information for 2016 remains subject to completion of the Company’s audit and other financial and accounting procedures as detailed in the Company’s reports with the Securities and Exchange Commission. These results may differ from the actual results that the Company reports following completion of such procedures. Tecnoglass is under no obligation to, and expressly disclaims any obligation to, update or alter its forward-looking statements, whether as a result of new information, future events and changes in assumptions or otherwise, except as required by law.

Investor Relations:

Santiago Giraldo

Deputy CFO

305-503-9062

investorrelations@tecnoglass.com

Tecnoglass Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

(In thousands, except share and per share data)

(Unaudited)

	March 31, 2017	December 31, 2016
ASSETS
Current assets:
Cash and cash equivalents	$54,372	$26,918
Investments	1,751	1,537
Trade accounts receivable, net	103,310	92,297
Due from related parties	11,167	10,995
Inventories	56,731	55,092
Other current assets	23,294	23,897
Total current assets	$250,625	$210,736

Long term assets:
Property, plant and equipment, net	$176,238	$170,797
Deferred taxes	464	-
Intangible Assets	12,851	4,555
Goodwill	20,174	1,330
Other long term assets	7,470	7,312
Total long term assets	217,197	183,994
Total assets	$467,822	$394,730

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Short-term debt and current portion of long term debt	$6,624	$2,651
Trade accounts payable and accrued expenses	41,960	42,546
Due to related parties	1,808	3,668
Note payable associated to GM&P acquisition	35,000	-
Dividends payable	2,170	3,486
Current portion of customer advances on uncompleted contracts	7,627	7,780
Other current liabilities	22,979	18,255
Total current liabilities	$118,168	$78,386

Long term liabilities:
Deferred income taxes	$5,388	$3,523
Customer advances on uncompleted contracts	2,246	2,310
Long term debt	220,714	196,946
Total Long Term Liabilities	228,348	202,779
Total liabilities	$346,516	$281,165
COMMITMENTS AND CONTINGENCIES

SHAREHOLDERS’ EQUITY
Preferred shares, $0.0001 par value, 1,000,000 shares authorized, 0 shares issued and outstanding at March 31, 2017 and December 31, 2016 respectively	$-	$-
Ordinary shares, $0.0001 par value, 100,000,000 shares authorized, 33,487,982 and 33,172,144 shares issued and outstanding at March 31, 2017 and December 31, 2016, respectively	3	3
Legal Reserves	1,367	1,367
Additional paid-in capital	115,725	114,847
Retained earnings	27,457	26,548
Accumulated other comprehensive (loss)	(24,399)	(29,200)
Shareholders’ equity attributable to controlling interest	120,153	113,565
Shareholders’ equity attributable to non-controlling interest	1,153	-
Total shareholders’ equity	121,306	113,565
Total liabilities and shareholders’ equity	$467,822	$394,730

Tecnoglass Inc. and Subsidiaries

Condensed Consolidated Statements of Operations and Other Comprehensive Income

(In thousands, except share and per share data)

(Unaudited)

	Three months ended March 31,
	2017	2016
Operating revenues:
External customers	$64,443	$60,884
Related parties	1,374	2,971
Total operating revenues	65,817	63,855
Cost of sales	43,565	39,165
Gross Profit	22,252	24,690

Operating expenses:
Selling expense	(6,906)	(6,202)
General and administrative expense	(7,501)	(6,740)
Provision for bad debt and write offs	(983)	-
Total Operating Expenses	(15,390)	(12,942)

Operating income	6,862	11,748

Gain on change in fair value of earnout shares liabilities	-	3,704
Gain on change in fair value of warrant liability	-	5,911
Non-operating income	1,027	1,017
Foreign currency transactions gains (losses)	2,425	(1,257)
Loss on extinguishment of debt	(3,159)	-
Interest expense	(5,082)	(3,124)

Income before taxes	2,073	17,999

Income tax provision	1,042	3,643

Income after tax	1,031	14,356

Less: Income attributable to non-controlling interest	(12)	-

Net income	$1,019	$14,356

Comprehensive income:
Net income	$1,019	$14,356

Foreign currency translation adjustments	4,801	1,742

Total comprehensive income	$5,820	$16,098

Basic income per share	$0.03	$0.51

Diluted income per share	$0.03	$0.46

Basic weighted average common shares outstanding	33,480,430	28,220,885

Diluted weighted average common shares outstanding	34,195,579	31,360,003

Tecnoglass Inc. and Subsidiaries

Condensed Consolidated Statements of Cash Flows

(Amounts in thousands)

(Unaudited)

	Three months ended March 31,
	2017	2016

CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$1,019	$14,356
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Provision for bad debts	983	-
Provision for obsolete inventory	-	-
Depreciation and amortization	4,905	3,331
Change in fair value of investments held for trading	4	(21)
Loss on disposition of assets	3	-
Change in value of derivative liability	(23)	(10)
Change in fair value of earnout share liability	-	(3,704)
Change in fair value of warrant liability	-	(5,911)
Deferred income taxes	(1,690)	387
Extinguishment of debt	2,583	-
Director stock compensation	71	-
Changes in operating assets and liabilities:
Trade accounts receivables and accrued expenses	15,178	(11,620)
Inventories	603	(5,792)
Prepaid expenses	(2)	270
Other assets	(5,183)	(6,445)
Trade accounts payable	(8,771)	2,233
Taxes payable	2,720	3,316
Labor liabilities	(424)	(228)
Related parties	73	(3,620)
Customer advances on uncompleted contracts	(654)	4,261
CASH PROVIDED BY (USED IN) OPERATING ACTIVITIES	$11,395	$(9,197)

CASH FLOWS FROM INVESTING ACTIVITIES
Proceeds from sale of investments	173	234
Proceeds from sale of property and equipment	-
ESW acquisition	(1,672)	-
Cash acquired from GM&P and Componenti	509	-
Purchase of investments	(450)	(23,622)
Acquisition of property and equipment	(1,947)	-
CASH USED IN INVESTING ACTIVITIES	$(3,387)	$(23,388)

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from debt	20,253	124,570
Cash dividend	(550)	-
Proceeds from bond issuance	201,884	-
ESW distributions prior to acquisition	-	(772)
Repayments of debt	(202,900)	(91,743)
CASH PROVIDED BY FINANCING ACTIVITIES	$18,687	$32,055

Effect of exchange rate changes on cash and cash equivalents	$759	$305

NET (DECREASE) INCREASE IN CASH	27,454	(225)
CASH - Beginning of period	26,918	22,671
CASH - End of period	$54,372	$22,446

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION
Cash paid during the period for:
Interest	$6,795	$2,203
Income Tax	$3,993	$4,440

NON-CASH INVESTING AND FINANCING ACTIVITES:
Assets acquired under capital lease and debt	$-	$6,883

Revenues by Region

(Amounts in thousands)

(unaudited)

	Three months ended March 31,
	2017	2016	% Change
Revenues by Region
United States	46,308	40,118	15.4%
Colombia	16,428	18,578	-11.6%
Other Countries	3,081	5,159	(40.3%)
Total Revenues by Region	65,817	63,855	3.1%

Reconciliation of Non-GAAP Performance Measures to GAAP Performance Measures

(Amounts in thousands)

(unaudited)

The Company believes that Total Revenues with Foreign Currency Held Neutral non-GAAP performance measures, which management uses in managing and evaluating the Company’s business, may provide users of the Company’s financial information with additional meaningful bases for comparing the Company’s current results and results in a prior period, as these measures reflect factors that are unique to one period relative to the comparable period. However, these non-GAAP performance measures should be viewed in addition to, and not as an alternative for, the Company’s reported results under accounting principles generally accepted in the United States.

	Three months ended March 31,
	2017	2016	% Change

Total Revenues with Foreign Currency Held Neutral	64,166	63,855	0.5%
Impact of changes in foreign currency	1,651	-	2.6%
Total Revenues, As Reported	65,817	63,855	3.1%

Currency impacts on total revenues have been derived by translating current period revenues at the quarter-to-date 2017 average foreign currency rates for the period ending March 31, 2017, as applicable.

Reconciliation of Adjusted EBITDA, Adjusted EBIT and Adjusted Net Income to Net Income

(In thousands, except share and per share data)

(unaudited)

Adjusted EBITDA, Adjusted EBIT and Adjusted Net Income are not measures of financial performance under generally accepted accounting principles (“GAAP”). Management believes Adjusted EBITDA, Adjusted EBIT and Adjusted Net Income, in addition to operating profit, net income and other GAAP measures, is useful to investors to evaluate the Company’s results because it excludes certain items that are not directly related to the Company’s core operating performance. Investors should recognize that Adjusted EBITDA, Adjusted EBIT and Adjusted Net Income might not be comparable to similarly-titled measures of other companies. These measures should be considered in addition to, and not as a substitute for or superior to, any measure of performance prepared in accordance with GAAP.

Reconciliations of the non-GAAP measures used in this press release are included in the tables attached to this press release, to the extent available without unreasonable effort. Because GAAP financial measures on a forward-looking basis are not accessible, and reconciling information is not available without unreasonable effort, we have not provided reconciliations for forward-looking non-GAAP measures.

A reconciliation of Adjusted EBITDA, Adjusted EBIT and Adjusted Net Income to the most directly comparable GAAP measure in accordance with SEC Regulation G follows, with amounts in thousands:

	Three months ended
	March 31, 2016	June 30, 2016	September 30, 2016	December 31, 2016	March 31, 2017
Adjusted EBITDA	16,096	18,127	18,528	19,283	13,728
Depreciation	3,331	3,737	4,086	4,368	4,905
Adjusted EBIT	12,765	14,390	14,442	14,915	8,823
Interest Expense	3,124	4,242	4,771	4,677	4,919
FX Transaction (Gain)/ Loss	1,257	1,009	(2,434)	1,555	(2,425)
Tax Provision	3,643	3,815	6,035	2,579	1,042
One-Time Tax Provision Effect				1,149	1,707
Adjusted Net Income	4,741	5,324	6,070	4,955	3,580
One-Time Tax Provision Effect				(1,149)	(1,707)
One-Time Unbilled Receivable & AR Provision	-	-	-	4,509	-
One-Time Extinguishment of Debt	-	-	-	-	3,159
One-Time Bond Issuance Costs and Other Non-Recurring	-	-	-	-	1,109
Earnout Shares	(3,704)	(3,330)	2,630	(270)	-
Warrant Liability	(5,911)	(6,687)	12,885	(1,063)	-
Net (Loss) Income	14,356	15,341	(9,445)	2,928	1,019
Diluted Adjusted Income (Loss) Per Share	0.15	0.16	0.20	0.16	0.10
Earnout Share	(0.12)	(0.10)	0.09	(0.01)	-
Warrant Liability	(0.19)	(0.20)	0.43	(0.04)	-
Diluted Income (Loss) Per Share	0.46	0.47	(0.32)	0.10	0.03
Diluted Weighted Average Common Shares Outstanding	31,360	32,776	29,626	30,264	34,196